Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	Black Knight Financial Services, Inc. [BKFS]

Date of Event Requiring Statement
(Month/Day/Year):	February 3, 2017

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons:  Thomas H. Lee Advisors, LLC (“THL Advisors”), Thomas H. Lee Equity Fund VI, L.P. (“THL Equity VI”), Thomas H. Lee Parallel Fund VI, L.P. (“Parallel Fund VI”), Thomas H. Lee Parallel (DT) Fund VI, L.P. (“DT Fund VI”), THL Coinvestment Partners, L.P. (“THL Coinvestment”), THL Operating Partners, L.P. (“THL Operating”), together with THL Equity VI, Parallel Fund VI, DT Fund VI, THL Coinvestment and THL Operating (the “THL Funds”) as well as Great-West Investors, L.P. (“Great West”) and Putnam Investments Employees’ Securities Company III LLC (“Putnam III”).

The reporting person is the general partner of Thomas H. Lee Partners, L.P., which in turn is the general partner of THL Coinvestment and the sole member of THL Equity Advisors VI, LLC (“THL Advisors VI”), which in turn is the general partner of the THL Equity VI, Parallel Fund VI, DT Fund VI, THL Operating, THL Equity Fund VI Investors (BKFS), L.P., THL Equity Fund VI Investors (BKFS) II, L.P., THL Equity Fund VI Investors (BKFS) III, L.P. and the sole manager of THL Equity Fund VI Investors (BKFS-LM), LLC and THL Equity Fund VI Investors (BKFS-NB), LLC.  THL Advisors is attorney-in-fact of Great West and Putnam Investments, LLC, which is the managing member of Putnam Investments Holdings, LLC, which in turn is the managing member of Putnam III.  Solely for purposes of Section 16 of the Exchange Act, THL Funds, Great West and Putnam III may be deemed directors by deputization.

(2) Represents 3,300 shares of restricted stock granted by the Issuer and accrued to each of Mr. Hagerty and Mr. Rao and are held for the benefit of the Reporting Person.  These shares of restricted stock, which contains a specified performance criteria and vest in four equal installments commencing on the first anniversary of the date of the grant provided that the specified performance target is met.  Mr. Hagerty and Mr. Rao are Managing Directors of Thomas H. Lee Partners, L.P.  Pursuant to the operative agreements for THL Equity VI, Parallel Fund VI and DT Fund VI (together with THL Equity VI and Parallel Fund VI, “THL Funds”), any securities issued to persons serving as directors of portfolio companies of the THL Funds, such as Mr. Hagerty and Mr. Rao, are to be held for the benefit of the THL Funds.

(3) Each of the THL Funds, Great West and Putnam III disclaims beneficial ownership of the shares listed in the report, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.